Prospectus Supplement No. 2 to Prospectus dated March 30, 2007
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-123866
Endocare, Inc.
Supplement No. 2
to
Prospectus Dated March 30, 2007

     This is a Supplement to Endocare, Inc.’s Prospectus, dated March 30, 2007, with respect to the offer and sale of up to 9,580,126 shares of our common stock by the selling securityholders listed herein or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. You should read this Supplement carefully.
     Endocare is a specialty medical device company focused on improving patients’ lives through the development, manufacturing and distribution of health care products for cryoablation. The term “cryoablation” or “cryosurgery” refers to the use of ice to destroy tissue, such as tumors, for therapeutic purposes. Today, our FDA-cleared Cryocare Surgical System occupies a growing position in the urological market for treatment of prostate and renal cancer. Because of our initial concentration on prostate and renal cancer, the majority of our sales and marketing resources are directed toward the promotion of our technology to urologists. We believe our proprietary cryosurgical technologies have broad applications across a number of surgical markets, including for the treatment of tumors in the lung and liver and palliative intervention (treatment of pain associated with metastases).
     Our common stock is traded on the Over-the-Counter Bulletin Board, or OTCBB, under the symbol “ENDO.” On May 24, 2007, the last reported sale price of our common stock on the OTCBB was $2.01 per share.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS FOR OUR SHARES, WHICH ARE LISTED IN THE PROSPECTUS.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 29, 2007

CURRENT REPORT ON FORM 8-K

     On May 29, 2007, we filed a Current Report on Form 8-K. A copy of the filing is included below.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2007
ENDOCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15063 (Commission File Number)	33-0618093 (I.R.S. Employer Identification Number)
201 Technology Drive
Irvine, California 92618
(Address of Principal Executive Offices, including zip code)
(949) 450-5400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
On May 24, 2007 we entered into a Common Stock Subscription Agreement (the “Subscription Agreement”) with Frazier Healthcare V, L.P. (“Frazier”) and on May 25, 2007 we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Frazier. Under the Subscription Agreement, we agreed to sell to Frazier and Frazier agreed to purchase $7.0 million of our common stock, at a price per share of $2.15. On May 25, 2007, Frazier paid us $7.0 million and we issued to Frazier an aggregate of 3,255,814 shares of our common stock (the “Shares”).
In the Subscription Agreement, Frazier agreed to “lock-up” provisions restricting the transferability of the Shares, for a period of one year as to 75% of the Shares and a period of 18 months as to 25% of the Shares. The “lock-up” provisions expire early if a change in control of Endocare occurs or if Endocare issues significant additional amounts of securities in certain circumstances following May 25, 2007, as described in the Subscription Agreement.
In the Registration Rights Agreement, Endocare agreed to file a registration statement with the Securities and Exchange Commission on or before February 25, 2008 to register the Shares for resale. Endocare also agreed to use commercially reasonable efforts to cause the registration statement to become effective as promptly as possible thereafter, with the intention that the registration statement will be available for resales by Frazier once the “lock-up” restrictions expire. In addition, Endocare agreed to use commercially reasonable efforts to keep the registration statement effective until May 25, 2010.
The foregoing description of the Subscription Agreement and the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Subscription Agreement and the Registration Rights Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively.
Item 3.02 Unregistered Sales of Equity Securities.
The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The offer and sale of securities to Frazier described in Item 1.01 were determined by us to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(2) of the Securities Act in that the offer and sale did not involve a public offering. Frazier represented to us Frazier’s intention to acquire the Shares for investment purposes only and not with a view to or for sale in connection with any distribution thereof and a restrictive legend was included on the certificate evidencing the Shares.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

10.1	Common Stock Subscription Agreement, dated as of May 24, 2007, by and between Endocare, Inc. and Frazier Healthcare V, L.P.

10.2	Registration Rights Agreement, dated as of May 25, 2007, by and between Endocare, Inc. and Frazier Healthcare V, L.P.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC.
May 29, 2007	By:	/s/ Michael R. Rodriguez
Michael R. Rodriguez
Senior Vice President, Finance and Chief Financial Officer

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